EXHIBITS

Exhibit
Number		Description

Exhibit 10	—	Amendments to Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, LLC
Exhibit 15	—	Letter Re Unaudited Interim Financial Information
Exhibit 31	—	Certifications Pursuant to Section 302 of the Sarbanes-Oxley Act of 2003
Exhibit 32	—	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2003
Exhibit 99	—	Cautionary Statements

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